Regenicin, Inc.
10 High Court
Little Falls, NJ  07424

August 2, 2010

Mr. Randall E. McCoy
10 High Court
Little Falls, NJ  07424

Re:	Executive Officer Employment Agreement, dated July 16, 2010, by and between Randall E. McCoy and Windstar, Inc. (the “Employment Agreement”)

Dear Mr. McCoy:

This letter will confirm the agreement between you and Regenicin, Inc. (f/k/a Windstar, Inc.) (“Regenicin”) that, notwithstanding anything to the contrary set forth in Section 3(a) of the Employment Agreement, your annual base salary will be $125,000 until such time as Regenicin achieves a positive net income for the preceding calendar quarter as determined in accordance with GAAP and reported in Regenicin’s financial statements filed with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.  Immediately upon Regenicin attaining such positive net income, your annual base salary will be increased to $250,000 as stated in the Employment Agreement.

Except as amended hereby, the Employment Agreement shall remain in full force and effect.  The Employment Agreement, as amended by this letter, represents the entire agreement of the parties with respect to the subject matter thereof, superseding all prior agreements and understandings, written or oral.  All references to "this Agreement" in the Employment Agreement shall be deemed to refer to the Employment Agreement as amended by this letter.

If this letter accurately sets forth your understanding of our agreement, please sign this letter where indicated below and return it to me.

Sincerely,

Regenicin, Inc.

By: /s/ Joe Connell
     Joe Connell, President

Agreed and Accepted this 2nd day
of August, 2010:

/s/ Randall E. McCoy
Randall E. McCoy